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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors of CH2M HILL Companies, Ltd.:

        We consent to the incorporation by reference in the registration statement (No. 333-60700) on Form S-8 of CH2M HILL Companies, Ltd. of our report dated February 21, 2003, with respect to the consolidated balance sheet of CH2M HILL Companies, Ltd. as of December 31, 2002, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of CH2M HILL Companies, Ltd.

KPMG LLP
Denver, Colorado March 24, 2003

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  EXHIBIT 23.1